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                                EXHIBIT 5.1



May 24, 1995




Policy Management Systems Corporation
One PMS Center
Blythewood, South Carolina 29016


Gentlemen:

I am Executive Vice President, General Counsel and Secretary of Policy Management Systems Corporation, a South Carolina corporation (the Company ). This opinion is given in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the Commission ) on May 24, 1995 of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, (the
 Act ), for the registration of 4,300,000 shares of the common stock, $.01 par value per share, of the Company (the "Shares") which are reserved for issuance under the Policy Management Systems Corporation Long-Term Incentive Plan for Executives and the Policy Management Systems Corporation 1989 Stock Option Plan (collectively, the "Plans").

I have examined and am familiar with originals or copies, certified or otherwise authenticated to my satisfaction, of such corporate records of the Company, certificates of officers of and Company and of public officials and and such other instruments as I have deemed appropriate as the basis for the opinion set forth herein, including the Plans. In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, I am of the opinion that the Shares reserved for issuance under the Plans have been duly authorized and, when issued in accordance with the terms of the applicable Plan upon due exercise of stock options granted thereunder, including payment of the option exercise price specified therein, will be validly issued, fully paid and non-assessable under the South Carolina Business Corporation Act of 1988 as in effect on this date.

My opinion herein is limited to matters governed by the laws of the state of South Carolina, and I express no opinion as to the laws of any other jurisdiction.

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I hereby consent to the use of this opinion as an exhibit to the
Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.



Very truly yours,


Stephen G. Morrison